Exhibit 10.11
SECOND
AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
of
HINES US CORE OFFICE FUND
and
GMIMCo
October 12, 2005

Execution Copy
SECOND AMENDED AND RESTATED
INVESTOR RIGHTS AGREEMENT
          This Second Amended and Restated Investor Rights Agreement (this “Agreement”) is entered into as of October 12, 2005, among Hines Interests Limited Partnership, a Delaware limited partnership (“HILP”), Hines-Sumisei U.S. Core Office Fund, L.P., a Delaware limited partnership (the “Fund Partnership”), Hines-Sumisei US Core Office Properties LP, a Delaware limited partnership (“US Core Properties”), General Motors Investment Management Corporation, a Delaware corporation (“GMIMCo”), on behalf of itself and certain investors advised by it, the parties identified as GM Investors and Co-Investment Vehicles on Schedule I, and any person hereafter made party to this Agreement as a GM Investor or Co-Investment Vehicle in accordance with the provisions hereof.
RECITALS
          1. Certain of the parties hereto entered into an Investor Rights Agreement on August 19, 2003 (the “Original Agreement”).
          2. The Original Agreement was amended and restated as provided in the Amended and Restated Investor Rights Agreement, dated December 23, 2003 (the “First Restated Agreement”).
          3. The parties hereto desire to amend and restate the First Restated Agreement as provided in this Agreement, and to incorporate into this Agreement the terms of joinders to the First Restated Agreement entered into subsequent to the date thereof.
          NOW THEREFORE, in consideration of the terms and conditions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
          Section 1.01 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:
          “20% Co-Investment Right” has the meaning ascribed thereto in Section 5.01.
          “600 Lexington” shall mean the property owned, as of the date of this Agreement, by NY Trust II known as 600 Lexington Avenue.
          “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person; provided that, for purposes of this Agreement (i) the Fund Partnership and Persons Controlled by the Fund Partnership shall not be deemed to be Affiliates of HILP, and Persons Controlled by HILP shall not be deemed to be Affiliates of the Fund Partnership, (ii) each of the parties to this

Agreement shall be deemed not to be an Affiliate of any Co-Investment Vehicle or of any Person Controlled by any Co-Investment Vehicle, and (iii) no Co-Investment Vehicle or Person Controlled by a Co-Investment Vehicle shall be deemed an Affiliate of any other Co-Investment Vehicle.
          “Agreement” has the meaning ascribed thereto in the Preamble.
          “Appointment Date” has the meaning ascribed thereto in Section 4.04(b).
          “Appraisal Notice” has the meaning ascribed thereto in Section 4.04(a).
          “Appraised Value” has the meaning ascribed thereto in Section 4.01.
          “Arbitration Demand” has the meaning ascribed thereto in Section 4.05.
          “Asset Sale” has the meaning ascribed thereto in Section 8.01(b).
          “Asset Sale Offer Notice” has the meaning ascribed thereto in Section 8.01(b).
          “Business Day” shall mean any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation, or executive order to remain closed.
          “Buy/Sell” has the meaning ascribed thereto in Section 7.02(a).
          “Buy/Sell Closing” has the meaning ascribed thereto in Section 7.02(h).
          “Buy/Sell Closing Date” has the meaning ascribed thereto in Section 7.02(h).
          “Buy/Sell L/C” has the meaning ascribed thereto in Section 7.02(g).
          “Buy/Sell Lock-Out Period” shall mean, with respect to each Investment, (i) the period beginning on the date the Fund Partnership, US Core Properties, HILP, or the Co-Investment Vehicle that owns such Investment notifies GMIMCo that it intends to begin actively marketing such Investment for sale within 60 days and ending on the day that is six months after the date of such notice (provided that the Investment is in fact actively marketed during such period), and (ii) any period during which the Investment is the subject of a binding contract of sale with a bona fide third party; provided that such period shall terminate no later than the ninetieth day after the date such binding contract of sale has been entered into unless such bona fide third party has paid a non-refundable deposit of at least 0.1% of the contract sale price during such period.
          “Buy/Sell Notice” has the meaning ascribed thereto in Section 7.02(a).
          “Capital Contributions” has the meaning ascribed thereto in Section 7.01(a).
          “CBD” has the meaning ascribed thereto in the definition of Qualified Investment.

          “Cessation Event” has the meaning ascribed thereto in Section 5.03(b).
          “Co-Investment Right” has the meaning ascribed thereto in Section 5.02.
          “Co-Investment Trust” has the meaning ascribed thereto in Schedule I.
          “Co-Investment Vehicle” shall mean, with respect to each Investment in which one or more GM Investors holds an interest, the Person owned by one or more Affiliates of the Fund Partnership, US Core Properties, and/or HILP, GMIMCo and such GM Investors through which such GM Investors hold their interest in such Investment.
          “Conflict Decision” shall mean any material decision with respect to an Investment in which any GM Investor has an interest which is reasonably likely to materially benefit an asset in which the Fund Partnership or any of its Affiliates holds an interest but in which no GM Investor has an interest, unless GMIMCo consents to such decision.
          “Consolidated Offering Entity” has the meaning ascribed thereto in Section 8.01(a).
          “Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies and procedures of such Person, whether through the ownership of voting securities, by contract, or otherwise.
          “CPII” has the meaning ascribed thereto in Schedule I.
          “CPIII” has the meaning ascribed thereto in Schedule I.
          “CPIV” has the meaning ascribed thereto in Schedule I.
          “Default Rate” shall mean a rate equal to the greater of (i) the Prime Rate plus 4% or (ii) 18% (unless such rate exceeds the highest lawful rate, in which event the rate shall be the highest lawful rate).
          “Election Notice” has the meaning ascribed thereto in Section 8.02.
          “First Closing Properties” shall mean the properties owned, as of the date of this Agreement, by NY Trust known as 425 Lexington Avenue, 499 Park Avenue, and 1200 19th Street.
          “First Plaza” has the meaning ascribed thereto in Schedule I.
          “First Restated Agreement” has the meaning ascribed thereto in the Recitals.
          “Fund General Partner” shall mean Hines US Core Office Capital LLC, a Delaware limited liability company, and its successors, and any Person hereafter admitted as General Partner (or if more than one General Partner, the Managing General Partner) of the Fund Partnership.

          “Fund Partnership” has the meaning ascribed thereto in the Preamble.
          “GM Investors” shall mean the GM Investors identified as such on Schedule I and any other Person that becomes party to this Agreement as a GM Investor pursuant to Section 9.10 or which is identified as a GM Investor in the organizational documents of any Co-Investment Vehicle, and each is sometimes referred to herein as a “GM Investor.”
          “GMIMCo” has the meaning ascribed thereto in the Preamble.
          “GMX” has the meaning ascribed thereto in the Schedule I.
          “HILP” has the meaning ascribed thereto in the Preamble.
          “HILP Investment Allocation Committee” has the meaning ascribed thereto in Schedule 5.05.
          “Hines Group Affiliate” has the meaning ascribed thereto in Section 4.02.
          “Hines Investor” shall mean Hines US Core Office Capital Associates III Limited Partnership, a Texas limited partnership, and its successors.
          “Institutional Lender” shall mean any one or more of the following whether domestic or foreign: (i) a commercial bank or trust company, (ii) an insurance company, (iii) a federal, state, municipal or other governmental or private employee’s welfare, benefit, pension or retirement fund, or (iv) an investment banking firm (A) representing or acting on behalf of a commercial bank, trust company, insurance company or fund or (B) which on its own meets the requirements of an Institutional Lender as set forth above in this paragraph, in each case, having a tangible net worth (i.e., excluding goodwill and other intangible assets) of at least $250,000,000 and an investment grade credit rating.
          “Investment” shall mean any Qualified Investment held directly or indirectly from time to time by the Fund Partnership.
          “Investment Entity” has the meaning ascribed thereto in Section 7.02(c)(iii).
          “Issue Price” has the meaning ascribed thereto in Section 7.01(b).
          “Liquidation Period” has the meaning ascribed thereto in Section 3.01.
          “Multi-Asset Co-Investment Vehicle” shall mean a Co-Investment Vehicle that directly or indirectly owns more than one Investment. At the date of this Agreement NY Trust is the only Multi-Asset Co-Investment Vehicle.
          “NOP” has the meaning ascribed thereto in Section 5.05(d).
          “NY Trust” has the meaning ascribed thereto in Schedule I.
          “NY Trust II” has the meaning ascribed thereto in Schedule I.

          “Offer Notice” has the meaning ascribed thereto in Section 8.01(a).
          “Offeree” has the meaning ascribed thereto in Section 7.02(a).
          “Offering” has the meaning ascribed thereto in Section 8.01(a).
          “Offering Entity” has the meaning ascribed thereto in Section 8.01(a).
          “Offeror” has the meaning ascribed thereto in Section 7.02(a).
          “Optional Call Amount” has the meaning ascribed thereto in Section 7.01(a).
          “Optional Capital Call” has the meaning ascribed thereto in Section 7.01(a).
          “Original Agreement” has the meaning ascribed thereto in the Recitals.
          “Organization Agreement” shall mean the Amended and Restated Organization Agreement for the Hines-Sumisei NY Core Office Trust, dated as of December 23, 2003, among the parties hereto and the Hines Investor, as such agreement may be amended from time to time.
          “Participating Capital Contribution Investor” has the meaning ascribed thereto in Section 7.01(a).
          “Participating GM Entity” has the meaning ascribed thereto in Section 8.01(a).
          “Participating Investors” has the meaning ascribed thereto in Section 8.01(a).
          “Person” shall mean any individual, any foreign or domestic general or limited partnership, limited liability company, corporation, joint enterprise, trust, employee benefit plan, cooperative or association.
          “Prime Rate” shall mean the highest domestic prime lending rate published from time to time in the Wall Street Journal.
          “Projected Net Proceeds” shall mean, with respect to any Investment, the total cash amount that would be available for distribution by the Co-Investment Vehicle that holds an interest in such Investment, if such Investment were sold for a sales price equal to its Appraised Value less a reasonable estimate of the costs and expenses, including, transfer taxes, legal fees, and reasonable and customary brokerage commissions, that would have been incurred by such Co-Investment Vehicle, as seller, in making such sale (but not including any prepayment penalties, breakage costs, or similar expenses in respect of indebtedness relating to such Investment, except to the extent such expenses are actually incurred in connection with the redemption or purchase of GM Investors’ interest in a Co-Investment Vehicle).
          “Proposed Liquidation Date” has the meaning ascribed thereto in Section 3.01.
          “Prospective Investment” shall mean each opportunity afforded to or obtained by or on behalf of any of HILP, the Fund Partnership or any of their respective Affiliates to invest in any Qualified Investment which opportunity is offered or required to be offered to US Core Properties pursuant to its organizational documents.
          “Purchasing Parties” has the meaning ascribed thereto in Section 7.02(d).
          “Qualified Appraisal Firm” shall mean CB Richard Ellis, Inc., Cushman & Wakefield, Inc., or any other appraisal firm approved by the Fund Partnership and GMIMCo.
          “Qualified Appraiser” shall mean an appraiser selected by a Qualified Appraisal Firm who has earned the “MAI” designation and does not have less than ten years of experience appraising assets of the type in question in the market in which the asset in question is located.
          “Qualified Investment” shall mean an investment in one or more existing office properties that HILP believes would be desirable long term “core” holdings for the Fund Partnership. The Fund Partnership will target high quality properties in attractive Central Business District (“CBD”) and suburban locations, with the expectation that approximately 70% or more of the Fund Partnership’s available capital will be invested in CBD properties.
          “Reduced Capital Date” has the meaning ascribed thereto in Section 5.08.
          “Required Debt Payment” has the meaning ascribed thereto in Section 7.02(h)(vi).
          “Response Notice” has the meaning ascribed thereto in Section 7.02(b).
          “Sale Agreement” has the meaning ascribed thereto in Section 7.02(c).
          “Selling Entity” has the meaning ascribed thereto in Section 8.02.
          “Selling Parties” has the meaning ascribed thereto in Section 7.02(d).
          “Shell Plaza Partners” has the meaning ascribed thereto in Schedule I.
          “Single-Asset Co-Investment Vehicle” shall mean a Co-Investment Vehicle that directly or indirectly owns one Investment.
          “Standard GM Investor Co-Investment Terms” has the meaning ascribed thereto in Section 5.01.
          “Stated Value” has the meaning ascribed thereto in Section 7.02(a).
          “Successor Fund” has the meaning ascribed thereto in Section 5.03(b).
          “Tag Along Asset Sale Election Notice” has the meaning ascribed thereto in Section 8.01(b).
          “Tag Along Election Notice” has the meaning ascribed thereto in Section 8.01(a).

          “Termination Date” has the meaning ascribed thereto in Section 5.08.
          “TFN Partners” has the meaning ascribed thereto in Schedule I.
          “TFN Partners Agreement” shall mean the Agreement of Limited Partnership of TFN Partners, dated as March 22, 2005, among Hines Three First National Partners GP LLC, US Core Properties, Hines US Core Office Capital Associates V Limited Partnership, Co-Investment Trust, First Plaza, CPIV, GMX and, for certain purposes but not as partners, GMIMCo and HILP.
          “Third Party Co-Investment Right” has the meaning ascribed thereto in Section 5.02.
          “US Core Assets” has the meaning ascribed thereto in Section 5.03(b).
          “US Core Properties” has the meaning ascribed thereto in the Preamble.
          “US Core Trust” shall mean Hines-Sumisei U.S. Core Office Trust.
          “VEBA” has the meaning ascribed thereto in Schedule I.
ARTICLE 2
SUPERSEDED AGREEMENTS
          Section 2.01 First Restated Agreement. The First Restated Agreement is amended and restated in its entirety as, and superseded by, this Agreement.
          Section 2.02 Joinders. Each of the following agreements is hereby terminated, the rights and obligations provided for the parties thereto being superseded by the provisions of this Agreement:
          (a) Joinder to Amended and Restated Investor Rights Agreement, dated May 10, 2004.
          (b) Joinder to Amended and Restated Investor Rights Agreement, dated December 27, 2004.
          (c) Joinder to Amended and Restated Investor Rights Agreement, dated March 22, 2005.
ARTICLE 3
REDEMPTION RIGHT
          Section 3.01 Future Investments. At the time the Fund Partnership or US Core Properties acquires an Investment in which one or more GM Investors acquires an interest pursuant to a Co-Investment Right, the Fund Partnership or US Core Properties will, at the time of the acquisition, establish a three-year period (the “Liquidation Period”) during which the Co-Investment Vehicle will be obligated to acquire or redeem or arrange for the acquisition of all of the GM Investors’ interests in such Investment, such period to end no later than the twelfth anniversary of the date the GM Investors acquire their interests in such Investment. GMIMCo may repeatedly extend the Liquidation Period for any such Investment to a later three-year period by giving notice to such effect to the applicable Co-Investment Vehicle not less than one year prior to the start of the Liquidation Period then in effect. The Co-Investment Vehicle will acquire or redeem or arrange for the acquisition of the GM Investors’ interests in each such Investment, or arrange for the sale of such asset and the distribution of the GM Investors’ share of the proceeds of such sale to the GM Investors, at any time during the Liquidation Period for the Investment. Any such acquisition or redemption of the GM Investors’ interest in an Investment shall be, if the Investment is sold to a third party, for the amount that is distributed to the GM Investors by such Co-Investment Vehicle as a result of such sale, and if it is not sold to a third party, then the amount that would be distributed by such Co-Investment Vehicle to the GM Investors if the Investment were sold for its Appraised Value and the Projected Net Proceeds were distributed to all Persons holding an interest in such Co-Investment Vehicle. The Co-Investment Vehicle shall give the GM Investors at least sixty days written notice of the particular date during the Liquidation Period (the “Proposed Liquidation Date”) in which the Co-Investment Vehicle intends to acquire or redeem the GM Investors’ interests in such Co-Investment Vehicle and the appraisal or appraisals on which the acquisition or redemption will be based (if the Investment is not sold to a third party). GMIMCo may then elect to require a new appraisal or appraisals for such acquisition or redemption in accordance with Section 4.03. If the Fund Partnership, US Core Properties, or the Co-Investment Vehicle, as applicable, elects to sell such Investment, it may sell the Investment to any third party for any price agreed to by such third party or to HILP, the Fund Partnership, US Core Properties or an Affiliate of one of the foregoing for its Appraised Value.
          Section 3.02 Remedy. If the sale or redemption of each GM Investor’s interest in a particular Investment does not occur by the end of the relevant Liquidation Period, as applicable, in addition to all other rights and remedies available to the GM Investors, from and after expiration of the Liquidation Period, the Co-Investment Vehicle will be required to make quarterly preferred distributions to the applicable GM Investors in an amount equal to 1/4 of the annual cumulative return at the Default Rate, compounded quarterly, on the amount of proceeds that would have been distributable to the GM Investors if the Investment or Investments had been sold and the Projected Net Proceeds distributed upon expiration of the Liquidation Period, which distributions shall be in lieu of any dividends or distributions to GM Investors on account of such Investment. Any such quarterly preferred distribution shall be prorated for a partial quarter, and dividends or distributions which are attributable to an Investment in any vehicle that owns more than one Investment shall be determined by allocating to such Investment an amount equal to (y) the entire amount of the distributions or dividends for such vehicle for the relevant period, multiplied by (z) a fraction, the numerator of which is the net operating revenues generated by such Investment and the denominator of which is the entire net operating revenues for such vehicle for the relevant period.
     Section 3.03 Superseding Provisions. To the extent the organizational documents of a Co-Investment Vehicle provide for the establishment or adjustment of a Liquidation Period for Investments held by such Co-Investment Vehicle and/or for the liquidation of such Investment and the making of distributions or redemption payments in respect thereof as contemplated by this Article 3, then, notwithstanding anything to the contrary in this Agreement, the applicable provisions of such organizational documents, and not this Article 3, shall govern the establishment and adjustment of such Liquidation Period and the making of such distributions and/or redemption payments (provided that such provisions of such organizational documents have been approved or consented to by GMIMCo, on behalf of the GM Investors holding an interest in such Co-Investment Vehicle, and by Fund Partnership or US Core Properties).
ARTICLE 4
APPRAISALS; DISPUTE RESOLUTION
          Section 4.01 Appraised Value. As used herein, “Appraised Value” means, with respect to an Investment, the fair market value of such Investment, as set forth in the most recent appraisal of the Investment determined in accordance with Section 4.02, 4.03(ii)(A), or 4.04.
          Section 4.02 Annual Appraisals. Each Investment Vehicle shall obtain annual opinions as to the Appraised Value of each Investment held by it. Any Person selected to appraise an Investment must be a Qualified Appraiser or under the supervision and oversight of a Qualified Appraiser and each appraisal must be signed by, and the work performed thereunder reviewed by, a Qualified Appraiser. Appraisers will be rotated or replaced so that no Investment is appraised by (or under the supervision and oversight of, with the appraisal signed by) the same Qualified Appraiser or by a Qualified Appraiser that is selected by the same Qualified Appraisal Firm for more than three consecutive years. GMIMCo shall have the right to approve the Qualified Appraisal Firm retained to appraise any Investment in which any GM Investor has an interest, such approval not to be unreasonably withheld. If the Fund Partnership or any Co-Investment Vehicle elects to update any appraisal of an Investment in which a GM Investor has an interest during an interim period pending the next annual appraisal performed by a Qualified Appraiser, and such update is performed by Hines or any Affiliate of Hines, the Fund Partnership or such Co-Investment Vehicle (each a “Hines Group Affiliate”), or if Hines or any Hines Group Affiliate participates in the development of some or all of the assumptions used in a third party appraisal, then GMIMCo shall have the right to approve the assumptions underlying such updated appraisal.
          Section 4.03 Appraisal Challenge Right. If GMIMCo receives notice of a Proposed Liquidation Date or notice of an Optional Capital Call, or delivers or receives a Buy/Sell Notice, with respect to an Investment, and, at the time of any such notice, either (i) the Appraised Value of such Investment has not been determined within the one year period prior to the Proposed Liquidation Date, the date such Optional Capital Call is scheduled to be funded, or the date a Response Notice is due with respect to such Buy/Sell Notice, as applicable, or (ii) GMIMCo, the Fund Partnership or the Co-Investment Vehicle that owns such Investment reasonably believes that the most recent appraisal of such Investment does not accurately reflect the value of the Investment, then (A) the parties may agree on an Appraised Value, (B) the Fund Partnership or the Co-Investment Entity may obtain a new or updated appraisal, or (C) GMIMCo may trigger the appraisal resolution process described in Section 4.04.

          Section 4.04 Appraisal Resolution Procedure.
          (a) If, in the circumstances described in Section 4.03, Section 8.01(a), or Section 8.01(b), GMIMCo and the Fund Partnership or the applicable Co-Investment Vehicle do not agree on an Appraised Value, and GMIMCo does not wish to rely on any new appraisal proposed to be obtained by the Co-Investment Vehicle, then GMIMCo may give notice (an “Appraisal Notice”) to the Fund Partnership of its intent to trigger the appraisal process described in this Section 4.04. GMIMCo may deliver an Appraisal Notice at any time after the occurrence of an event specified in Section 4.03 as to which the conditions set forth in either clause (i) or clause (ii) of Section 4.03 are met, except that, if the Fund Partnership or a Co-Investment Entity notifies GMIMCo that it will obtain a new appraisal of the asset in question pursuant to clause (B) of Section 4.03 from a Qualified Appraiser previously approved by GMIMCo, then GMIMCo must deliver an Appraisal Notice within 10 days after receipt of such notice in order for such Appraisal Notice to be effective.
          (b) Within ten days following delivery of an Appraisal Notice delivered in accordance with Section 4.04(a) (the “Appointment Date”), each of GMIMCo, on the one hand, and the Fund Partnership or applicable Co-Investment Vehicle, on the other hand, shall select a Qualified Appraiser (which, in the case of the Fund Partnership or such Co-Investment Vehicle, may or may not be the appraiser, if any, retained to perform an appraisal pursuant to clause (B) of Section 4.03, and need not be approved by GMIMCo). Within ten days following the Appointment Date, the first two Qualified Appraisers shall select a third Qualified Appraiser. Within thirty days following the Appointment Date, each of the first two Qualified Appraisers shall render its opinion as to the Appraised Value of the affected Investment or Investments. If the difference, if any, between the opinions of the first two Qualified Appraisers as to the Appraisal Value is not greater than one percent (1%) of the average of the two opinions, the Appraisal Value shall be the average of the two opinions. If the difference is greater than one percent (1%), the third Qualified Appraiser shall select the opinion of one of the first two Qualified Appraisers to be the Appraisal Value.
          Section 4.05 Dispute Resolution Procedure. If there is a dispute between GMIMCo, on the one hand, and the Fund Partnership, US Core Properties, or a Co-Investment Vehicle on the other hand, with respect to (i) the determination of Projected Net Proceeds in connection with the redemption of GM Investors’ interests in an Investment pursuant to Article 3 or as contemplated by Section 8.01(a) or 8.01(b), or (ii) the amounts payable by or to the Selling Parties or Purchasing Parties at a Buy/Sell Closing for an Investment subject to a Buy/Sell in accordance with Section 7.02, and such parties are unable to resolve such dispute, then either party may require that the dispute be submitted to binding arbitration by giving notice to such effect to the other party (an “Arbitration Demand”). In such event, the dispute in question shall be settled by a binding arbitration conducted in the city in which the Investment is located in accordance with the rules of the American Arbitration Association, subject to the following:
Each party shall select an arbitrator and the two arbitrators so selected shall select a third arbitrator, each such arbitrator to be an individual experienced in arbitrating disputes such as the one in question. If either party fails to select an arbitrator and gives notice of such selection to the other party within 30 days after delivery of the Arbitration Demand, such arbitrator shall be selected by the American Arbitration Association upon application of the other party. The three arbitrators shall meet as a panel and shall determine, by majority vote, all amounts to be paid by and to each party entitled to receive or obligated to make such payment in accordance with Article 3, Section 7.02, Section 8.01(a), or Section 8.01(b), as applicable, except to the extent the parties have agreed in writing as to the amount of any such payments. Judgment may be entered on the decision rendered by the arbitrators in any federal or state court having jurisdiction. The costs of the arbitration shall be borne by the Persons holding ownership interests in the Co-Investment Vehicle or Co-Investment Vehicles in question in proportion to such ownership interests.
ARTICLE 5
CO-INVESTMENT RIGHTS
     Section 5.01 20% Co-Investment Right. GMIMCo shall have the right (the “20% Co-Investment Right”), but not the obligation, on the terms and subject to the conditions set forth in this Agreement, to cause one or more GM Investors to co-invest with the Fund Partnership in connection with each Investment made by the Fund Partnership (specifically including any Qualified Investments made by US Core Properties). It is understood that the Fund Partnership does not intend to own Investments directly but rather indirectly through US Core Properties. Accordingly, any reference made in this Article 5 to Investments made by the Fund Partnership shall specifically include Investments made by US Core Properties, and any co-investment contemplated hereby shall be made with US Core Properties or an Affiliate of the Fund Partnership. The Fund Partnership will have the obligation to offer GMIMCo at least twenty percent (20%) of the total equity capital (and the Fund Partnership may offer a greater percentage) to be invested in any Investment. In order to exercise the 20% Co-Investment Right, GMIMCo must agree to cause one or more GM Investors to acquire at least twenty percent (20%) of the Investment. Each of HILP and the Fund Partnership shall take or cause any of its respective Affiliates, if applicable, to take all actions necessary to fulfill the obligations of the Fund Partnership under this Article 5. Unless otherwise agreed by the Fund Partnership and GMIMCo, each co-investment under this Section 5.01 shall be on the same economic terms between HILP and the Hines Investor, on the one hand, and the GM Investors, on the other hand, as the Investment in the First Closing Properties and 600 Lexington (i.e., the Hines Investor or its Affiliate will receive a 7.5% promoted interest but no fees other than property-level management, leasing and construction and development management fees in the amounts provided for in the form of Property Management and Leasing Agreement attached as Exhibit B to the Organization Agreement (the “Standard GM Investor Co-Investment Terms”)). HILP shall not offer property-level management, leasing or construction and development management fees to any investor in a property in which GM Investors have an interest that are lower than or on economic terms more favorable to such investor than those offered GMIMCo or any GM Investor under the Standard GM Investor Co-Investment Terms.
     Section 5.02 Third Party Co-Investment Right. In addition to the 20% Co-Investment Right, in the event the Fund Partnership desires to seek one or more third party co-investors (other than GMIMCo) for a Prospective Investment, prior to the Termination Date, GMIMCo shall have the right (the “Third Party Co-Investment Right”, and together with the 20% Co-Investment Right, the “Co-Investment Rights” and each, a “Co-Investment Right”), but not the obligation, to invest at least 50% of the co-investment capital sought by the Fund

Partnership from such third parties for such Prospective Investment, and the Fund Partnership will have the obligation to offer GMIMCo the opportunity to invest at least 50% of such co-investment capital. In order to exercise the Third Party Co-Investment Right, GMIMCo must agree to cause GM Investors to invest at least 50% of the capital to be invested from sources other than the Fund Partnership. It is understood and agreed that the co-investment rights described in this Section 5.02 apply only where the Fund Partnership seeks third party co-investors who are not GMIMCo or Other Co-Investors (as defined below). Unless otherwise agreed by the Fund Partnership and GMIMCo, each co-investment under this Section 5.02 shall be on the Standard GM Investor Co-Investment Terms or, if GMIMCo elects, the economic terms offered to any third party, if any.
          Section 5.03 Exceptions. GMIMCo will not be entitled to any Co-Investment Rights in the following circumstances:
          (a) In the event the current owner of a Qualified Investment desires to contribute such Qualified Investment to the Fund Partnership or US Core Properties and receive limited partnership interests in the Fund Partnership or US Core Properties on a tax-deferred basis, rather than cash or stock in exchange for such Qualified Investment, GMIMCo will have no co-investment rights with respect to any portion of such Qualified Investment being made through the issuance of such tax-deferred consideration.
          (b) Notwithstanding anything in this Agreement to the contrary, in the event HILP notifies GMIMCo in writing that HILP has ceased marketing the Fund Partnership and/or US Core Properties to potential investors and has returned or released all uninvested committed capital to the Fund Partnership and US Core Properties (a “Cessation Event”), then HILP and its Affiliates shall no longer be obligated to present prospective Qualified Investments to the Fund Partnership, and the rights of GMIMCo under this Article 5 shall terminate; provided, however, that if prior to October ___, 2015, HILP or any Controlled Affiliate of HILP commences marketing a new fund (a “Successor Fund”) within two years after a Cessation Event, which fund, at the time of its final closing, includes three or more third party investors and whose real estate investment strategy includes acquiring existing “core” office properties located in the United States (“US Core Assets”), then GMIMCo’s rights under this Article 5 shall apply to the Successor Fund’s investments in US Core Assets but shall not apply to any other investments made by the Successor Fund.
          Section 5.04 Structure. For purposes of determining when the promoted interest has been earned with respect to the First Closing Properties and 600 Lexington, any future Co-Investment by GM Investors will not be pooled with the First Closing Properties and 600 Lexington. In addition, any promoted interest that may be payable with respect to any co-investment will not be pooled, except to the extent that any such co-investments are acquired as part of a single transaction. The parties will cooperate with each other in good faith to structure any co-investment made under this Article 5 to take into account any ERISA, tax and similar requirements either may have. It currently is anticipated that future co-investments will be structured so that GM Investors and Affiliates of the Fund Partnership hold interests in the limited partnership formed to hold the Investment. The governing documents of the Co-Investment Vehicle between the GM Investors and Affiliates of the Fund Partnership will set forth the rights and obligations of the parties with respect to the Investment. In the event of any conflict between the terms of any such governing documents, on the one hand, and this Agreement on the other, the terms of such governing documents shall control; provided that such governing documents have been approved or consented to by GMIMCo, on behalf of the GM Investors having an interest in such Co-Investment Vehicle, and by the Fund Partnership or US Core Properties.
          Section 5.05 Qualified Investments. During the period commencing on August 19, 2003, and ending on the Termination Date, HILP and its Affiliates shall present the Fund Partnership any prospective Qualified Investment that becomes available to HILP or any Affiliate thereof; provided that such restriction shall not apply to the following:
          (a) Any investment which the Fund General Partner has decided not to make or pursue based on a good faith determination that such investment is inappropriate or inadvisable for the Fund Partnership, whether due to capacity, diversification, rate of return objectives or other considerations;
          (b) Any investment by the Hines U.S. Office Value Added Fund or any other fund or investment program affiliated with HILP which has investment policies and objectives which differ substantially from those of the Fund Partnership and which, in the good faith judgment of the Fund General Partner, does not compete in any material way for investments that would be suitable for the Fund Partnership;
          (c) Passive investments (i.e., investments which do not involve active participation in management by HILP or any Affiliate of HILP); and
          (d) Any investment made by National Office Partners Limited Partnership, a limited partnership formed by the State of California Public Employees’ Retirement System and an Affiliate of HILP (“NOP”), pursuant to an investment opportunity allocated to NOP in accordance with the HILP investment allocation procedure described on Schedule 5.05.
Neither HILP nor its Affiliates shall place any other fund or investment vehicle in the queue for investment allocation with the Fund Partnership or NOP.
          Section 5.06 Co-Investment Procedures. The parties will endeavor in good faith to follow mutually acceptable procedures for exercise of the Co-Investment Rights which shall be based on the actual procedures HILP, GMIMCo, and the Fund Partnership have used in connection with other recent investments. The parties agree that GMIMCo shall not bear any costs incurred by the Fund Partnership, HILP or any of their Affiliates with respect to a Qualified Investment in which GMIMCo does not ultimately participate, except for costs incurred specifically at the request of GMIMCo.
          Section 5.07 Default. In the event that, except as otherwise permitted by Section 5.05, HILP fails to present to GMIMCo for its consideration pursuant to this Article 5 any Qualified Investment that becomes available to the Fund Partnership, or US Core Properties or any of their respective Affiliates during the period beginning on August 19, 2003, and ending on the Termination Date, GMIMCo shall have the right to exercise all rights and remedies available to it, including, without limitation, the right to compel HILP to comply with the provisions hereof by seeking specific performance of the terms of this Agreement.

          Section 5.08 Termination. The Co-Investment Rights shall terminate on the date (the “Termination Date”) that is the earlier of (i) the date as of which GMIMCo has triggered the Buy/Sell with respect to three Investments pursuant to Section 7.02, and (ii) the later of (A) the Reduced Capital Date and (B) August 19, 2011; provided that a Buy/Sell Notice delivered by GMIMCo will not be counted for purposes of clause (i) of this sentence if such Buy/Sell Notice is delivered within 45 days after GMIMCo receives notice or obtains knowledge of a Conflict Decision with respect to the Investment in question and such Buy/Sell Notice contains a reasonably detailed description of such Conflict Decision and the nature of the conflict and a statement that such Buy/Sell Notice is being delivered in response to such Conflict Decision. As used herein, “Reduced Capital Date” means the date on which the aggregate amount of unreturned capital of GM Investors invested in NY Trust, NY Trust II, and in any other Investments has been less than $100 million in the aggregate for a continuous period of more than three consecutive years, and the Fund Partnership has offered and GMIMCo has rejected sufficient co-investment opportunities during the relevant three year period so that if one or more of such offered co-investment opportunities had been accepted by GMIMCo, the aggregate investment of GM Investors would have exceeded $100 million for any period of time during the three year period. Notwithstanding the foregoing to the contrary, if NY Trust sells the property known as 425 Lexington Avenue in New York City, and, as a result of such sale the Fund Partnership owns directly or indirectly less than $600 million in real property assets (based on original acquisition cost), then the threshold will be reduced from $100 million to $50 million until such time as the Fund Partnership directly or indirectly owns more than $600 million in real property assets (based on original acquisition cost), at which time the threshold will return to $100 million.
          Section 5.09 Co-Investment by Others. Neither HILP nor the Fund Partnership shall, without the prior consent of GMIMCo in its sole discretion, enter into an agreement where it is bound to offer any Person the right to make co-investments with the Fund Partnership.
ARTICLE 6
MEETINGS; INFORMATION RIGHTS
          Section 6.01 Meetings. HILP and the Fund Partnership shall cause GMIMCo to be invited to observe all Fund Partnership and US Core Properties investor and advisory committee meetings.
          Section 6.02 Information. The Fund Partnership and HILP shall provide GMIMCo with such information as it may reasonably request from time to time regarding Investments and the transactions contemplated by this Agreement. GMIMCo will keep confidential all non-public information so provided.
ARTICLE 7
CAPITAL CONTRIBUTION PROCEDURES; BUY/SELL
          Section 7.01 Capital Contributions.
     (a) The organizational documents of each Co-Investment Vehicle, in addition to any mandatory capital contributions required under such organizational documents to which

GMIMCo and the investors in such Co-Investment Vehicle agree in connection with organizing such Co-Investment Vehicle, shall provide that such Co-Investment Vehicle may, from time to time, seek to meet the capital requirements of the Co-Investment Vehicle by requesting, in accordance with the applicable provisions of the operating agreement of such Co-Investment Vehicle, that the investors in such Co-Investment Vehicle contribute additional capital (“Capital Contributions”) to the Co-Investment Vehicle (an “Optional Capital Call”). In such event, each investor shall be entitled, but not required, to contribute a portion of the total amount of capital requested by the Co-Investment Vehicle (the “Optional Call Amount”) in an amount equal to its applicable ownership percentage of the Optional Call Amount. If any investor elects not to contribute capital in response to such a request, then each investor that does elect to contribute (a “Participating Capital Contribution Investor”) will be entitled to contribute its pro rata share of the deficiency (based on its applicable ownership percentage relative to the applicable ownership percentages of the other Participating Capital Contribution Investors), and its pro rata share of any remaining deficiency resulting from any Participating Capital Contribution Investors declining to fund its share of the initial deficiency. If the aggregate amount that Participating Capital Contribution Investors elect to contribute is less than the Optional Call Amount, then the Co-Investment Vehicle shall take such further action as it deems appropriate, such as, for example, reducing the Optional Call Amount to the aggregate amount Participating Capital Contribution Investors are willing to contribute, seeking other sources of funds, or foregoing some or all of the expenditures for which Capital Contributions were being requested.
          (b) In consideration of any Capital Contributions, the Co-Investment Vehicle shall issue a number of interests to each investor making a Capital Contribution equal to the total amount of such Capital Contribution divided by the Issue Price. As long as all Capital Contributions are made by all investors pro rata in proportion to their applicable ownership percentages, the “Issue Price” shall be $1000.00 per unit of interest in the Investment. If Capital Contributions are not made by all investors pro rata in proportion to their applicable ownership percentages, the “Issue Price” shall be determined by dividing the total equity value of the Co-Investment Vehicle as of such date (determined by the Co-Investment Vehicle by reference to the Appraised Value of the Investments it owns as of such date and the assets and liabilities of the Co-Investment Vehicle other than its interest in the Investment as of such date) by the number of units of interest outstanding; provided, that if the determination of the Appraised Value is delayed pursuant to Section 4.03 or 4.04 until after such Capital Contributions are made, the Issue Price and corresponding adjustments to investors’ interests in the Co-Investment Vehicle shall be determined and made as soon as practicable after the Appraised Value is determined.
          (c) The intent of the parties is that the organizational documents of each Co-Investment Vehicle have capital call procedures substantially similar to those provided for TFN Partners under Sections 3.3, 3.4(b), and 3.5 of the TFN Partners Agreement. To the extent the organizational documents of a Co-Investment Vehicle provide for the making of Capital Contributions as contemplated by this Section 7.01, then, notwithstanding anything to the contrary in this Agreement, the applicable provisions of such organizational documents, and not this Section 7.01, shall govern the making of such Capital Contributions (provided that such provisions of such organizational documents have been approved or consented to by GMIMCo, on behalf of the GM Investors holding an interest in such Co-Investment Vehicle, and by the Fund Partnership or US Core Properties).

          Section 7.02 Buy/Sell. Except during a Buy/Sell Lockout Period, as to each Investment in which GM Investors have an interest, subject to the conclusion of any previously initiated procedures with respect to such Investment pursuant to this Section 7.02, GMIMCo, on behalf of all GM Investors having an interest in such Investment, on the one hand, and the Fund Partnership, on the other hand, shall have the right to initiate at any time the purchase and sale of such Investment or interests therein in accordance with the provisions of this Section 7.02.
          (a) To initiate this procedure (a “Buy/Sell”) with respect to an Investment, either GMIMCo shall tender to the Fund Partnership, or the Fund Partnership shall tender to GMIMCo (the tendering party, the “Offeror”, the recipient, the “Offeree”) a written notice (a “Buy/Sell Notice”) that (1) states that the Offeror is initiating the Buy/Sell pursuant to this Section 7.02, (2) identifies the Investment to which the Buy/Sell Notice relates, and (3) states the value it assigns to such Investment for purposes of the Buy/Sell (the “Stated Value”).
          (b) The Offeree shall give written notice (a “Response Notice”) within sixty (60) days after the receipt of a Buy/Sell Notice, to the Offeror that either (x) states the Offeree will be a seller with respect to such Investment, or (y) states that the Offeree will be a buyer with respect to such Investment. If the Offeree fails to deliver a Response Notice within the 60-day period, the Offeree shall be conclusively deemed to have delivered a Response Notice on the last day of such 60-day period by which the Offeree elected to be a seller of the Investment to the Offeror at the Stated Value.
          (c) Upon delivery (or deemed delivery) of a Response Notice, the applicable parties shall be deemed to have entered into a binding agreement of purchase and sale (the “Sale Agreement”) as follows:
          (i) If GMIMCo is the Offeree and elects to be a seller, or the Fund Partnership is the Offeree and elects to be a buyer, and the Investment is owned by a Single Asset Co-Investment Vehicle, then each GM Investor having an interest in such Co-Investment Vehicle will be party to the Sale Agreement as a seller and obligated to sell all of its interests in such Co-Investment Vehicle, and the Fund Partnership (in the case of NY Trust or NY Trust II) or US Core Properties (in the case of any other Co-Investment Vehicle) or such other Person as the Fund Partnership or US Core Properties may designate will be party to the Sale Agreement as the buyer of all such interests.
          (ii) If GMIMCo is the Offeree and elects to be a buyer, or the Fund Partnership is the Offeree and elects to be a seller, and the Investment is owned by a Single Asset Co-Investment Vehicle, then each Person that is not a GM Investor having an interest in such Co-Investment Vehicle will be a party to the Sale Agreement as a seller and obligated to sell all of its interests in such Co-Investment Vehicle, and GMIMCo or such other Person as GMIMCo may designate will be party to the Sale Agreement as buyer of all such interests.
          (iii) If GMIMCo is the Offeree and elects to be a seller, or the Fund Partnership is the Offeree and elects to be a buyer, and the Investment is owned by a Multi-Asset Co-Investment Vehicle, then the entity having title to such Investment (the “Investment Entity”) will be party to the Sale Agreement as a seller of the Investment, and US Core Properties or such other Person as US Core Properties may designate will be party to the Sale Agreement as the buyer of the Investment.
          (iv) If GMIMCo is the Offeree and elects to be a buyer, or the Fund Partnership is the Offeree and elects to be a seller, and the Investment is owned by a Multi-Asset Co-Investment Vehicle, then the Investment Entity will be party to the Sale Agreement as the seller of the Investment, and GMIMCo or such other Person as GMIMCo may designate will be party to the Sale Agreement as the buyer of the Investment.
          (d) The amount to be paid by the buyers under the Sale Agreement (the “Purchasing Parties”) to the sellers thereunder (the “Selling Parties”) will be determined as follows:
          (i) If the Investment is owned by a Single-Asset Co-Investment Vehicle, then the amount paid to each Selling Party for its interest in such Co-Investment Vehicle shall be the amount which such Selling Party would receive if the Investment were sold for the Stated Value, each subsidiary entity through which the Co-Investment Vehicle owns its interest in the Investment were liquidated and the proceeds of such liquidation were distributed to the Co-Investment Vehicle in accordance with the relevant provisions of the organizational documents of such subsidiary entities (without regard to any provisions for the setting up of reserves in connection with such liquidation), and the Co-Investment Vehicle were liquidated and the proceeds of the liquidation were distributed to the investors therein in accordance with the relevant provisions of the organizational documents of the Co-Investment Vehicle (without regard to any provisions for the setting up of reserves in connection with such liquidation). In calculating hypothetical liquidation proceeds pursuant to this clause (i), breakage costs, prepayment penalties, and similar costs that would be incurred in connection with the repayment of any indebtedness pursuant to such hypothetical liquidation shall be disregarded, except to the extent such costs are actually incurred in connection with the consummation of the Sale Agreement.
          (ii) If the Investment is owned by a Multi-Asset Co-Investment Vehicle, the Selling Parties shall be paid the Stated Value.
          (e) If the Offeree elects to be a buyer in respect of an Investment (whether the Investment is owned by a Single-Asset Co-Investment Vehicle or a Multi-Asset Co-Investment Vehicle), then within ten (10) Business Days after delivering its Response Notice, the Offeree shall make a good faith escrow deposit in cash or other immediately available funds or by deposit of a Buy/Sell L/C (as defined below) with the escrow agent named in the escrow agreement described below in an amount equal to ten percent (10%) of the total purchase price required to be paid under the Sale Agreement, which escrow deposit shall be held by the escrow agent in accordance with the terms of an escrow agreement to be entered into by the Selling Parties, the Purchasing Parties and an escrow agent to be mutually agreed upon. The escrow agreement shall contain principal terms that shall be substantially consistent with the provisions set forth on Exhibit A hereto with such other terms that are customary and reasonable for transactions of this type and which are acceptable to the escrow agent selected by the parties as well as to the Selling Parties and the Purchasing Parties, each acting reasonably. The Offeror and the Offeree agree to execute and deliver such escrow agreement.
          (f) If the Offeree elects (or is deemed to elect) to be a seller with respect to an Investment (whether the Investment is owned by a Single-Asset Co-Investment Vehicle or a Multi-Asset Co-Investment Vehicle), then within ten (10) Business Days after the date Offeree delivers (or is deemed to deliver) its Response Notice, the Offeror shall make a good faith escrow deposit in cash or other immediately available funds or by deposit of a Buy/Sell L/C with the escrow agent named in the escrow agreement described below in an amount equal to ten percent (10%) of the total purchase price required to be paid under the Sale Agreement, which escrow deposit shall be held by the escrow agent in accordance of the terms of an escrow agreement mutually agreeable to the parties thereto (and which the parties agree to use commercially reasonable efforts to agree upon the form thereof). The Offeror and the Offeree agree to execute and deliver such escrow agreement.
          (g) “Buy/Sell L/C” shall mean an unconditional, irrevocable letter of credit issued by a bank which is an Institutional Lender, in the amount of the escrow deposit required to be made pursuant to paragraph (e) or (f) above, as applicable, made for the benefit of the applicable escrowee having an expiration date occurring not less than one year following the issuance thereof and payable upon presentation of a sight draft stating that the applicable escrowee is entitled to draw on same in the event of a default as more fully described in paragraph (j) below for the purpose of paying the deposit to the Selling Parties. If the closing of the Buy/Sell shall not occur thirty-one (31) days prior to the expiration of the existing Buy/Sell L/C, the party depositing such Buy/Sell L/C shall deliver to the applicable escrowee a renewal or replacement Buy/Sell L/C not less than thirty (30) days prior to the expiration of the existing Buy/Sell L/C. In the event the Buy/Sell L/C shall not be renewed or replaced as required in the preceding sentence, or in the event there shall be a dispute regarding which party shall be entitled to receive the proceeds of the Buy/Sell L/C and the Selling Parties shall reasonably believe that such dispute shall not be resolved not later than thirty (30) days prior to the expiration date thereof, then such Person shall be entitled to instruct the escrow agent (i) to draw down the proceeds of the Buy/Sell L/C and (ii) to hold the proceeds of such draw as the escrow agent in accordance with the terms of the escrow agreement.
          (h) The closing of the purchase and sale under the Sale Agreement (the “Buy/Sell Closing”) shall be on a date (the “Buy/Sell Closing Date”) and at a place in New York, New York designated by the Purchasing Parties which is not more than ninety (90) days after the date of the Response Notice (or at such other time and place as the Purchasing Parties and Selling Parties may agree). The Purchasing Parties shall deliver notice of the Buy/Sell Closing Date and the location of the Buy/Sell Closing to the Selling Parties not less than ten (10) Business Days prior to the Buy/Sell Closing Date. At the Buy/Sell Closing the following shall take place:
          (i) The Selling Parties shall deliver to the Purchasing Parties a duly executed and acknowledged instrument of assignment transferring, as applicable, the Investment or interests in the Investment of the Selling Parties to the Purchasing Parties free and clear of all liens and encumbrances, which instrument shall contain surviving representations concerning due organization and authority of the Selling Parties, the enforceability of such instrument of conveyance and the absence of liens and encumbrances and shall contain a provision indemnifying and holding the Purchasing Parties harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) they may incur by reason of any breach of such representations.
          (ii) If the Investment is owned by a Multi-Asset Co-Investment Vehicle, such Co-Investment Vehicle shall pay all transfer, stamp or similar taxes due in connection with the conveyance of the Investment. If the Investment is owned by a Single-Asset Co-Investment Vehicle, then each Person holding an interest in such Co-Investment Vehicle shall pay its proportionate share of all such costs and expenses, based on its percentage ownership interest in the Co-Investment Vehicle immediately prior to the Buy/Sell Closing.
          (iii) The Purchasing Parties shall pay the purchase price to the Selling Parties in immediately available funds and shall deliver to the Selling Parties a duly executed agreement indemnifying the Selling Parties against claims based upon events arising from or in connection with the Investment from and after the Buy/Sell Closing Date.
          (iv) The Buy/Sell L/C or cash good faith deposit, as applicable, will be returned to the party that deposited it.
          (v) Distributions in respect of the Investment in respect of all periods ending on or before the Buy/Sell Closing Date shall be distributed in accordance with the distribution provisions of the organizational documents of the applicable Investment Entity and Co-Investment Vehicle, which provisions shall survive the Buy/Sell Closing for purposes of making or correcting any customary closing adjustments.
          (vi) The applicable Co-Investment Vehicle shall repay any outstanding indebtedness required to be repaid as a result of, or as a condition to, the consummation of the Sale Agreement and the satisfaction of the provisions of this Section 7.02(h) (“Required Debt Payment”).
          (vii) If the Investment is owned by a Multi-Asset Co-Investment Vehicle, such Co-Investment Vehicle shall pay all costs and expenses incurred in connection with the Required Debt Payment, including pre-payment penalties, breakage costs, fees to lenders, lenders’ attorney fees, and related expenses. If the Investment is owned by a Single-Asset Co-Investment Vehicle, then each Person holding an interest in such Co-Investment Vehicle shall pay its proportionate share of all such costs and expenses, based on its percentage ownership interest in the Co-Investment Vehicle immediately prior to the Buy/Sell Closing.
          (viii) The Selling Parties shall discharge of record all liens and encumbrances securing indebtedness affecting, as applicable, the Investment or the interests in the Investment being sold.
          (ix) If interests in a Co-Investment Vehicle are being transferred under the Sale Agreement, the applicable parties shall execute all amendments to the organizational documents of such Co-Investment Vehicle necessary to effect the withdrawal of the Selling Parties from the Investment.
          (x) Each party to the Sale Agreement will pay its own legal costs in respect of the transaction.
          (i) In the event a material casualty or a material condemnation shall occur (i) prior to the giving of a Response Notice, then the Offeror shall be entitled to withdraw the Buy/Sell Offer Notice by delivering notice of such withdrawal to the Offeree within ten (10) Business Days following notice of such material casualty or condemnation, and (ii) following delivery of a Response Notice, then the Purchasing Parties shall be entitled to rescind the Sale Agreement by delivering notice of such rescission within ten (10) Business Days following notice of such material casualty or condemnation. If the Buy/Sell Closing fails to occur by reason of a material casualty loss or material condemnation as contemplated by the preceding two sentences, the contract deposit (plus all accrued interest thereon) held by the escrow agent shall be paid to the Purchasing Parties; provided that, in the event such contract deposit was made by the deposit of a Buy/Sell L/C, then the escrow agent shall return the Buy/Sell L/C to the Purchasing Parties. For purposes hereof, a material casualty loss shall be one for which the cost of repair and restoration exceeds five percent of the Appraised Value of the Investment as estimated by a Qualified Appraiser selected by GMIMCo and the Fund Partnership, and a material condemnation shall be one which results in a taking of property having a value equal to more than five percent of the Appraised Value of the Investment.
          (j) If the Buy/Sell Closing fails to occur by reason of the default of the Purchasing Parties, then the Selling Parties may elect either (x) that the escrow deposit together with all interest accrued thereon held by the escrow agent be paid to such Selling Parties as liquidated damages (provided that if the contract deposit was made by the deposit of a Buy/Sell L/C, then the escrow agent shall draw upon the Buy/Sell L/C and deliver the proceeds thereof to the Selling Parties), or (y) to sue for specific performance. In addition to claiming liquidated damages pursuant to clause (x) of the preceding sentence, the Selling Parties may, but shall not be obligated to elect to be a buyer under the Buy/Sell at a purchase price based upon the Stated Value set forth in the applicable Buy/Sell Notice by written notice given within a period of 30 days after the Buy/Sell Closing Date (or if no such date had been fixed then after the last day on which the Buy/Sell Closing Date should have occurred under this Agreement). No escrow deposit shall be required in such event. In accordance with the applicable provisions of this Section 7.02, the notice shall set forth the date and time of closing which is not less than 10 or more than 60 days after the date of such notice. If the Buy/Sell Closing fails to occur by reason of the default of any of the Selling Parties, then the Purchasing Parties shall be entitled to sue for specific performance. If the non-defaulting parties prevail in an action or proceeding contemplated by this Section 7.02(j), then the defaulting parties shall reimburse the non-defaulting parties for all of the legal fees, court costs, and disbursements incurred by the non-defaulting parties in connection with such action or proceeding.
          (k) Each party hereto agrees that it shall and shall cause its Controlled Affiliates to be reasonable and cooperate with the other parties, including, without limitation, executing any documents which may be reasonably required, in order to consummate the transactions contemplated by this Section 7.02.

          (l) All decisions or elections required or permitted to be made by GM Investors under this Article 7 (as Selling Parties, Purchasing Parties, or otherwise) shall be made by GMIMCo on behalf of all GM Investors as a group.
          (m) If any Person that is not party to this Agreement or Controlled by a party to this Agreement acquires an interest in a Co-Investment Vehicle, then appropriate provision shall be made in the organizational documents of such Co-Investment Vehicle to give effect to the purposes of this Section 7.02 with respect to any Investments owned by such Co-Investment Vehicle; provided, that if any such Person acquires its interest in such Co-Investment Vehicle after the first GM Investor acquired, or made an irrevocable binding commitment to acquire, an interest in such Co-Investment Vehicle, then such Person shall be entitled to participate in Buy/Sells but shall not be entitled to initiate any Buy/Sell.
          (n) For purposes of this Agreement, the properties in Houston known as One Shell Plaza and Two Shell Plaza shall be deemed together to be a single Investment.
          (o) A party’s rights and obligations under this Section 7.02 cannot be transferred or assigned except in connection with a transfer or assignment in accordance with this Agreement of all of such party’s rights and obligations under this Agreement.
ARTICLE 8
TAG ALONG RIGHTS; RIGHT OF FIRST NEGOTIATION
          Section 8.01 Tag Along Rights.
          (a) In the event of a decision by US Core Trust, the Fund Partnership, US Core Properties or any of their respective Affiliates (an “Offering Entity”) to sell its securities in an underwritten (firm commitment) public offering registered under the Securities Act of 1933, as amended, resulting in the listing of the Offering Entity’s securities on a nationally recognized stock exchange (an “Offering”), before such Offering Entity proposes to make any transfer of its securities in the Offering, such Offering Entity shall deliver written notice (an “Offer Notice”) to GMIMCo. The Offer Notice will disclose in reasonable detail the proposed terms and conditions of the Offering to the extent such terms and conditions are reasonably determinable, in consultation with the managing underwriter of the Offering, at the time the Offer Notice is given. The Offering Entity shall not consummate the Offering until at least sixty days after the Offer Notice has been given to the GMIMCo. GMIMCo can elect to require the Offering Entity to allow NY Trust, NY Trust II, or any Co-Investment Vehicle to participate with the Offering Entity in the contemplated Offering (a “Participating GM Entity”), by delivering written notice (the “Tag Along Election Notice”) on behalf of the Participating GM Entity to the Offering Entity within thirty days after receipt of the Offer Notice, in which event the Offering Entity and Participating GM Entity shall (i) use their good faith efforts to effect the merger, contribution of assets or other consolidation of their respective assets so that the contemplated Offering is conducted by an entity (the “Consolidated Offering Entity”) in which interests are held by Persons which held interests in the Offering Entity and by GM Investors and other Persons which held interests in the Participating GM Entity (all such Persons, “Participating Investors”), with the interest of each Participating Investor in the Consolidated Offering Entity to be determined by reference to the valuation of such Person’s interest in the Offering Entity or

Participating GM Entity, as applicable, using the same valuation methodology for all such interests; provided that if the parties are unable to agree on the valuations of all such interests, such disputes shall be resolved in accordance with the procedures set forth in Sections 4.04 and 4.05, as applicable. In such event, the Consolidated Offering Entity shall delay the consummation of the Offering pending the resolution of such dispute; provided that it shall not be required to delay the Offering past a date that is thirty days after the date of the Tag Along Election Notice. If the dispute is not resolved by such date, then the Consolidated Offering Entity may proceed with the Offering on such terms as it elects, with any required adjustments in the allocation of consideration to be made after the closing of the Offering when the dispute is finally resolved. All Participating Investors, including the GM Investors which are Participating Investors, shall have the same rights and be subject to the same restrictions with respect to the conduct of and participation in the Offering. Without limiting the generality of the foregoing, each Participating Investor shall enter into such customary affiliate letters, lock-up or similar agreements as the managing underwriter of the Offering may require.
          (b) In the event of a decision by the Fund Partnership to sell all or substantially all of its assets in a portfolio sale to a third party purchaser, whether by asset-level or entity-level transfer (an “Asset Sale”), before the Fund Partnership proposes to consummate the Asset Sale, the Fund Partnership shall deliver written notice (an “Asset Sale Offer Notice”) to GMIMCo and the Fund Partnership shall not consummate the Asset Sale until at least sixty days after the Asset Sale Offer Notice has been given to GMIMCo. GMIMCo can elect to require the Fund Partnership to include the assets held by NY Trust, NY Trust II, US Core Properties, and/or any Co-Investment Vehicle in the proposed Asset Sale by delivering written notice (the “Tag Along Asset Sale Election Notice”) to the Fund Partnership within thirty days after receipt of the Asset Sale Offer Notice, in which event the Fund Partnership shall cause the assets of the applicable Co-Investment Vehicle to be included in the Asset Sale, based on the same valuation methodology applied to other Fund Partnership assets; provided that if the parties are unable to agree on the allocation of consideration among the assets included in such Asset Sale, such disputes shall be resolved in accordance with the procedures set forth in Sections 4.04 and 4.05, as applicable. In such event, the Fund Partnership shall delay the consummation of the Asset Sale pending the resolution of such dispute; provided that it shall not be required to delay the Asset Sale past a date that is thirty days after the date of the Tag Along Asset Sale Election Notice. If the dispute is not resolved by such date, then the Fund Partnership may proceed with the Asset Sale on such terms as it elects, with any required adjustments in the allocation of consideration to be made after the closing of the Asset Sale when the dispute is finally resolved.
          Section 8.02 Right of First Negotiation. If NY Trust, NY Trust II, US Core Properties or any Co-Investment Vehicle (the “Selling Entity”) decides to sell an Investment other than to US Core Properties, HILP, the Fund Partnership or an Affiliate of any of them, then prior to the marketing of such an asset to third parties, the Selling Entity shall notify GMIMCo. If GMIMCo shall so elect (on behalf of one or more of the GM Investors in such Investment, or, if such GM Investors pass or otherwise agree, on behalf of other investors advised by GMIMCo) by written notice (the “Election Notice”) delivered within ten days, the Selling Entity and GMIMCo shall enter into good faith discussions concerning the purchase of such Investment by GMIMCo or an entity advised by it. If, however, the parties have not reached agreement (each acting in its sole and absolute discretion) for the purchase and sale of such Investment within thirty days after the Election Notice, the Selling Entity shall have no further obligations to

GMIMCo and the Selling Entity shall be free to sell such asset to a third party upon such terms and conditions as it may elect in its sole discretion. By way of clarification, the Selling Entity shall be free to sell such asset at a price less than the price offered by GMIMCo and the Selling Entity shall have no obligation to re-offer such asset to GMIMCo in such event. Further, the failure of the Selling Entity to deliver any information requested by GMIMCo concerning such asset shall not extend in any way such thirty-day period, but the Selling Entity shall use good faith efforts to deliver such information as long as the same can be done at a minimal cost to the Selling Entity. In all events, if agreement is reached for GMIMCo to purchase an Investment, it shall be required to post a non-refundable deposit equal to the greater of $2 million or one percent (1%) of the gross purchase price and the closing shall occur within sixty days after such agreement is reached.
ARTICLE 9
MISCELLANEOUS
          Section 9.01 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right hereunder may be assigned by any party without the prior written consent of the other parties hereto.
          Section 9.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.
          Section 9.03 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
          Section 9.04 Amendment. This Agreement may be amended only by a written instrument signed by GMIMCo, the Fund Partnership, US Core Properties, and any Co-Investment Vehicle whose rights or obligations are affected by such amendment.
          Section 9.05 Beneficiaries. This Agreement is entered into solely for the benefit of the parties hereto, and the parties do not intend that any other Person shall be a third-party beneficiary of the covenants by any party contained in this Agreement.
          Section 9.06 No Public Announcement. Each of the parties hereto agrees that it will not, without the prior written consent of GMIMCo and the Fund Partnership or US Core Properties, issue a press release or make any other public announcement regarding this Agreement or any of the transactions contemplated by this Agreement involving GMIMCo or any GM Investor; provided, however, that this Section 9.06 shall not prohibit any party or any partner of the Fund Partnership or US Core Properties from making such public disclosures and/or public filings to the extent that such Person is required by to do so in order to comply with its reporting requirements under securities laws, rules or regulations then applicable to such Person or the rules or regulations of any exchange on which its securities are listed.

          Section 9.07 Termination of Certain Rights. In the event one or more GM Investors transfer their interests in a particular Co-Investment Vehicle so that the collective GM Investor interest in such Co-Investment Vehicle drops below the lesser of twenty percent (20%) or the original interest acquired by the GM Investors, the rights granted to GMIMCo and the GM Investors pursuant to Article 8 of this Agreement shall terminate with respect to that particular Co-Investment Vehicle and the Investment or Investments held by it (but rights with respect to all other Co-Investment Vehicles and Investments shall remain in effect).
          Section 9.08 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) mailed, registered mail, first-class postage paid, (ii) sent by overnight mail or courier, or (iii) delivered by hand, if to any Person, at such Person’s address, or to such Person’s facsimile number, as follows:

If to the Fund	c/o Hines Interests Limited Partnership
Partnership, US	2800 Post Oak Blvd., Suite 5000
Core Properties,	Houston, Texas 77056
NY Trust, or NY	Telecopy: (713) 966-2636
Trust II:
Attention: Charles N. Hazen

If to any Co-	c/o Hines Interests Limited Partnership
Investment	2800 Post Oak Blvd., Suite 5000
Vehicle:	Houston, Texas 77056
Telecopy: (713) 966-2636

Attention: Charles N. Hazen

If to HILP:	Hines Interests Limited Partnership
2800 Post Oak Blvd., Suite 5000
Houston, Texas 77056
Telecopy: (713) 966-2636

Attention: Charles M. Baughn

If to any of the	Baker Botts L.L.P.
foregoing	2001 Ross Avenue
entities, with a	Dallas, Texas 75201
copy to:	Telecopy: (214) 661-4715

Attention: Joel Overton, Esq.

If to a GM	c/o General Motors Investment
Investor:	Management Corporation
767 Fifth Avenue, 16th Floor
New York, New York 10153
Telecopy: (212) 418-6323

Attention: Z. Jamie Behar

With a copy to:	Kirkland & Ellis LLP
153 East 53rd Street
New York, New York 10022
Telecopy: (212) 446-4900

Attention: Stephen G. Tomlinson, P.C.

          Any party may change the address to which notices, requests, demands or other communications under this Agreement are to be delivered by giving the other parties notice pursuant to this Section 9.08. Any notice shall be deemed to have been duly given if personally delivered or sent by the mails or courier or by facsimile confirmed by letter and will be deemed received, unless earlier received, (i) if sent by certified or registered mail, return receipt requested, when actually received, (ii) if sent by overnight mail or courier, when actually received, and (iii) if delivered by hand, on the date of receipt.
          Section 9.09 Specific Performance. The parties hereto hereby acknowledge and agree that in the event of any breach of any agreement, obligation or covenant contained herein by any party hereto, the other interested party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that, in addition to any other right or remedy that such party may have in law or equity under applicable law, the non-breaching interested party or parties shall be entitled to compel specific performances of such agreement, obligation or covenant by the nonperforming party or parties.
          Section 9.10 Additional Co-Investment Vehicles. If GMIMCo causes one or more GM Investors to invest in any other Investment pursuant to exercise of a Co-Investment Right, GMIMCo, the applicable Co-Investment Vehicle and any GM Investors therein not already party to this Agreement shall become parties to this Agreement pursuant to a joinder or other instrument in form and substance reasonably satisfactory to GMIMCo, such Co-Investment Vehicle, and such other parties.
          Section 9.11 Term. This Agreement shall terminate and be of no further force and effect upon the earlier of (a) one hundred years after the date hereof, or (b) the later of the Termination Date and the date no GM Investor owns any interest in the First Closing Properties, 600 Lexington or any Co-Investment Vehicle.
          Section 9.12 Acknowledgement. The parties acknowledge and agree that in the event of any claim whatsoever or howsoever made by any of the parties against First Plaza in connection with this Agreement, such party’s or parties’ recourse to First Plaza shall be limited and attributable solely to the assets of pools RE-137, RE-138, RE-139, and RE-140 and upon exhaustion of such assets, the party or parties shall have no further recourse against First Plaza. Furthermore, the parties acknowledge and agree that any and all benefits accruing to First Plaza in connection with this Agreement shall inure solely to pools RE-137, RE-138, RE-139, and RE-140 and not to First Plaza generally.

          Section 9.13 Independent Representation. Each party hereto acknowledges that it has been represented by counsel during the negotiation, preparation, and execution of this Agreement and, therefore, waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or document will be construed against the party drafting such agreement or document.
[Signature pages follow.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HINES INTERESTS LIMITED PARTNERSHIP
By:	Hines Holdings, Inc.

By:	/s/ Charles M. Baughn
Charles M. Baughn Executive Vice President

HINES-SUMISEI U.S. CORE OFFICE FUND, L.P.
By:	Hines US Core Office Capital LLC
By:	Hines Interests Limited Partnership
By: Hines Holdings, Inc.

By: /s/ Charles N. Hazen
Charles N. Hazen
Senior Vice President

HINES-SUMISEI US CORE OFFICE PROPERTIES, LP
By:	Hines-Sumisei U.S. Core Office Trust, its
general partner

By:	/s/ Charles N. Hazen
Charles N. Hazen President

HINES-SUMISEI NY CORE OFFICE TRUST

By:	/s/ Charles N. Hazen
Charles N. Hazen President

HINES-SUMISEI NY CORE OFFICE TRUST II

By:	/s/ Charles N. Hazen

Charles N. Hazen President

HINES SHELL PLAZA PARTNERS LP
By:	Hines Shell Plaza Partners GP LLC
By:	Hines-Sumisei US Core Office Properties LP
By: Hines-Sumisei U.S. Core Office Trust

By: /s/ Charles N. Hazen Charles N. Hazen
President

HINES THREE FIRST NATIONAL PARTNERS LP
By:	Hines Three First National Partners GP LLC
By:	Hines-Sumisei US Core Office Properties LP
By: Hines-Sumisei U.S. Core Office Trust

By:	/s/ Charles N. Hazen
Charles N. Hazen President

GENERAL MOTORS INVESTMENT
MANAGEMENT CORPORATION

By:	/s/ Z. Jamie Behar

Z. Jamie Behar
Authorized Signatory

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By:	/s/ *
Name: *
Title: *